Exhibit 5.1

                                                                       August 31, 2009

Bar Harbor Bankshares
80 Main Street
Bar Harbor, Maine 04469

 Ladies and Gentlemen:

 We have acted as special counsel to Bar Harbor Bankshares, a Maine corporation (the "Company") in connection with a Registration Statement on Form S-8 which was filed by the Company under the Securities Act of 1933, as amended, (the "Registration Statement"), and which registers 175,000 shares of the Common Stock, par value $2.00, of the Company (the "Shares") to be issued pursuant to the Bar Harbor Bankshares and Subsidiaries Equity Incentive Plan of 2009 (the "Plan"). In that capacity, we have reviewed the articles of incorporation and by-laws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered pursuant to the Plan and such other materials and matters as we have deemed necessary for the issuance of this opinion.

 Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and upon issuance, delivery and receipt of full consideration therefor as contemplated in the Registration Statement, will be, validly issued, fully paid, and non-assessable.

 This opinion is based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update this opinion, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

 We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement.

 Very truly yours,

 /s/Eaton Peabody, P.A.

Eaton Peabody, P.A.